Exhibit 99.1

For immediate release.	Contact:	John Van Blaricum
913-307-1017

Mediware Enters Definitive Agreement to Acquire Certain Assets of CareCentric

Increases Mediware’s customer base to more than 700 in the Alternate Care Solutions market

LENEXA, KS DATE March 31, 2011 – Mediware Information Systems, Inc. (Nasdaq: MEDW) today announced that it has signed a definitive purchase agreement to acquire assets of CareCentric, Inc.’s, home medical equipment, home health and home infusion businesses. Mediware will acquire more than 300 new customers and the related products, services and contracts. Mediware and CareCentric expect to close the acquisition within 30 days.

Mediware plans to combine the CareCentric business with its existing Alternate Care Solutions (ACS) business line. Mediware formed ACS in March 2010 following the December 2009 acquisition of Healthcare Automation Inc. and Advantage Reimbursement Inc., and the November 2008 acquisition of Hann’s On Software.

“The acquisition of CareCentric products, services and expertise will expand Mediware’s already substantial position in the Alternate Care Solutions market. With the additional customers, Mediware software will now support more than 700 sites delivering home infusion, home medical equipment (HME), specialty pharmacy and home care services for patients with chronic illnesses throughout the United States,” said Thomas Mann, Mediware’s president and chief executive officer.

“This transaction continues our strategy of extending Mediware's expertise outside of acute care, where we have a strong reputation and customer base,” Mann continued. “The addition of CareCentric customers and products will complement our overall portfolio, expand our focus on HME organizations and provide this large customer base confidence that their solutions partner is committed to their long-term success. This is a good fit for Mediware and is a positive development for the CareCentric customers.”

The alternate site care market has been growing due to the cost effectiveness and popularity of outpatient and home-based care services in the United States. Mediware has been leveraging its deep roots in pharmacy and healthcare software solutions to expand its focus into home health, nursing and the management of medical equipment away from the hospital.

Mediware’s Alternate Care Solutions group is led by Mr. Ken Pereira, who was formerly the CEO of Healthcare Automation. Mr. Pereira has a deep understanding of the needs of this market and will utilize the experience of both organizations to optimize the development and delivery of products and services and continue Mediware’s profitable growth in the alternate care segment.

“CareCentric has an almost 40 year history of being the dominant solutions provider for HME and home health providers,” said Ken Periera, Mediware’s vice president and the general manager of Mediware’s Alternate Care Solutions. “We look forward to leveraging their core strengths across our products as we bring stability to the Carecentric customers and deepen our organization in HME, nursing and infusion.”

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Mediware’s existing Alternate Care Solutions product portfolio includes:

•	HomecareNet™: a comprehensive business solution used to maximize efficiency and safety for alternate site care providers including home infusion, home health and HME;
•	HomecareNet Mobile: a patient support tool that leverages mobile technologies and handheld devices to extend safety and efficiency to the point of care;
•	Ascend™ Pharmacy: a robust pharmacy management solution utilized by specialty pharmacies, home infusion providers and small acute care hospitals to ensure safe medication management.

The acquisition will add CareCentric’s latest product, Caretinuum®, as well as the company’s legacy products, MestaMed and PharMed, to Mediware’s support portfolio.

Mediware will be meeting with customers and other market leaders during upcoming industry events including the National Home Infusion Association (April 4-7) and MedTrade Spring (April 13-14) trade shows. To schedule a meeting, please visit Mediware’s website and select ‘News and Events’.

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.